Exhibit 99.1

Grace News

Media Relations	Investor Relations
Andrea Greenan	Susette Smith
T + 1 410.531.4391	T + 1 410.531.4590
E andrea.greenan@grace.com	E susette.smith@grace.com

GRACE REPORTS THIRD QUARTER RESULTS

Adjusted EPS $0.75; Sales volumes in emerging regions increased 13%

COLUMBIA, Maryland, October 21, 2010 — W. R. Grace & Co. (NYSE: GRA) today announced its financial results for the third quarter ended September 30, 2010.  The following are performance measures for the third quarter:

•                  Sales volumes and prices increased 3.6% compared with the prior year quarter (excluding sales of the ART joint venture from both periods).  These improvements were offset by unfavorable currency translation of 3.5%.

•                  Sales in emerging regions increased 9.5% and sales volumes in emerging regions increased approximately 13% compared with the prior year quarter (excluding sales of the ART joint venture from both periods).  Sales in emerging regions were 33.6% of total Grace sales.

•                  As reported, sales for the third quarter were $682.1 million compared with $753.6 million in the prior year quarter, a 9.5% decrease. Sales for the prior year quarter include $72.4 million of sales of the ART joint venture deconsolidated in December 2009.

•                  Gross profit percentage increased to 36.0% from 34.8% in the prior year quarter and 35.7% in the 2010 second quarter.

•                  Adjusted EBIT increased 14.3% to $91.4 million from $80.0 million in the prior year quarter.  Adjusted EPS was $0.75 compared with $0.66 in the prior year quarter.

•                  Grace net income increased 23.6% to $54.9 million in the third quarter compared with $44.4 million in the prior year quarter.  Grace’s diluted EPS was $0.74 compared with $0.61 in the prior year quarter.

•                  Adjusted Operating Cash Flow was $99.7 million for the third quarter.

•                  Adjusted EBIT Return on Invested Capital was 25.9% on a trailing four quarter basis.

“We had a good quarter and I am pleased with the results of both of our businesses,” said Fred Festa, Grace’s Chairman, President and Chief Executive Officer.  “Our focus on growth in the emerging regions continues to produce results.  Davison is delivering strong, balanced performance and Construction Products is executing well in a very difficult market environment.”

Third Quarter Results

Sales for the third quarter increased 0.1% overall and 9.5% in emerging regions compared with the prior year quarter, excluding sales of the ART joint venture from both periods.  The sales increase was due to higher sales volumes (2.2%) and improved pricing (1.4%), partially offset by unfavorable currency translation (3.5%).  As reported, sales were $682.1 million compared with $753.6 million in the prior year quarter, a decrease of 9.5% reflecting the deconsolidation of ART in December 2009.

Gross profit percentage for the third quarter was 36.0% compared with 34.8% in the prior year quarter.  In addition to the effect of the deconsolidation of ART, the improvement was due to better operating leverage and improved prices, partially offset by inflation in certain raw materials.  Gross profit percentage for the third quarter increased 0.3 percentage points compared with the 2010 second quarter.

Adjusted EBIT (see note A to Chart 2) was $91.4 million in the third quarter, an increase of 14.3% compared with $80.0 million in the prior year quarter.  Adjusted EBIT margin was 13.4% compared with 10.6% in the prior year quarter and 13.3% in the second quarter of 2010.  Grace net income for the third quarter was $54.9 million, or $0.74 per diluted share, compared with $44.4 million, or $0.61 per diluted share, in the prior year quarter.  The increase in Adjusted EBIT and Grace net income was due primarily to the increase in sales volumes in Grace Davison and the improvement in gross profit percentage from the prior year quarter.

Adjusted Operating Cash Flow (see note A to Chart 2) was $99.7 million for the third quarter compared with $175.6 million in the prior year quarter. Net working capital days were 56 in the third quarter, a decrease of three days from the prior year quarter.

On November 30, 2009, Grace completed the sale of a 5% interest in ART, its joint venture with Chevron Products Company.  Grace deconsolidated ART’s results from its consolidated financial statements on a prospective basis effective December 1, 2009.  As a result, Grace now reports its investment in ART and its portion of ART’s income using the equity method of accounting.  Grace’s third quarter 2009 sales and gross profit percentage excluding ART would have been $681.2 million and 35.6%, respectively.  Adjusted EBIT is not affected by the deconsolidation of ART except for the effect of the reduction in Grace’s ownership from 55% to 50%.

Nine Months Results

Sales increased 3.0% overall and 15.2% in emerging regions for the nine months compared with the prior year period, excluding sales of the ART joint venture from both periods.  The sales increase was due to higher sales volumes (2.8%) and improved pricing (0.7%), partially offset by unfavorable currency translation (0.5%).  As reported, sales were $1,982.0 million compared with $2,146.7 million in the prior year period, a decrease of 7.7% reflecting the deconsolidation of ART in December 2009.

Grace net income for the nine months ended September 30, 2010 was $162.2 million, or $2.17 per diluted share, compared with $24.8 million, or $0.34 per diluted share, in the prior year period.

Grace Davison

Segment Operating Income up 10.7%

Third quarter sales for the Grace Davison operating segment, which includes specialty catalysts and materials used in a wide range of industrial applications, were up 2.6% compared with the prior year quarter, excluding sales of the ART joint venture from both periods. The sales increase was due to higher sales volumes (5.4%) and improved pricing (1.7%), partially offset by unfavorable currency translation (4.5%).  Sales volumes in the emerging regions increased approximately 15% compared with the prior year quarter.  As reported, third quarter sales decreased 11.7% from $518.9 million in the prior year quarter reflecting the deconsolidation of ART in December 2009.

Sales of this operating segment are reported by product group as follows:

•                  Refining Technologies — sales of catalysts and chemical additives used by petroleum refineries were $189.6 million in the third quarter, a decrease of 3.0% from the prior year quarter, excluding ART sales from both periods.  Sales increased 5.9% compared with the 2010 second quarter, due primarily to improved sales volumes.  Demand for refinery products has improved and refining industry economics are more favorable than earlier this year; however, conditions remain challenging for our customers.  As reported, third quarter sales decreased 29.2% from $267.9 million in the prior year quarter reflecting the deconsolidation of ART in December 2009.

•                  Materials Technologies — sales of engineered materials, coatings and sealants used in industrial and packaging applications were $171.5 million in the third quarter.  Sales increased 4.4% and sales volumes increased approximately 9% compared with the prior year quarter.  Sales growth in this product group was favorably impacted by increased demand for industrial and consumer goods in all regions, led by growth in the emerging regions.

•                  Specialty Technologies — sales of highly specialized catalysts, materials and equipment used in unique or proprietary applications and markets were $97.2 million in the third quarter, an increase of 12.1% from the prior year quarter.  Sales increased 26.2% in the emerging regions.  Sales growth was due primarily to increased demand for polyolefin catalysts, partially offset by unfavorable currency translation.

Segment operating income for the third quarter was $103.3 million compared with $93.3 million in the prior year quarter, a 10.7% increase due primarily to higher sales volumes, improved pricing, and improved product mix, partially offset by higher costs for certain raw materials, lower income from the ART joint venture, and unfavorable currency translation.  Gross profit percentage was 36.3% compared with 33.6% in the prior year quarter and 36.2% in the 2010 second quarter.  Segment operating margin was 22.5% compared with 18.0% in the prior year quarter and 23.5% in the 2010 second quarter.  As expected, ART sales and income were significantly lower in the third quarter compared with the 2010 second quarter due to the uneven order pattern of the hydroprocessing catalyst business.  Lower ART income reduced segment operating margin by 1.1 percentage points in the third quarter compared with the 2010 second quarter.

Sales of the Grace Davison operating segment for the nine months increased 6.2% compared with the prior year period, excluding sales of the ART joint venture from both periods.  As reported, sales decreased 9.8% from $1,474.6 million in the prior year period.  Gross profit percentage was 35.9% compared with 29.6% in the prior year period.  Segment operating income of Grace Davison for the nine months ended was $297.5 million, an increase of 38.3% compared with the prior year period.  Segment operating margin was 22.4% compared with 14.6% in the prior year period.

Grace Construction Products

Sales down 4.6%; Sales volumes up 9% in emerging regions

Third quarter sales for the Grace Construction Products operating segment, which includes Specialty Construction Chemicals (SCC) products and Specialty Building Materials (SBM) products used in commercial, infrastructure and residential construction, were $223.8 million, down 4.6% from the prior year quarter due to lower sales volumes (4.0%) and unfavorable currency translation (1.5%), partially offset by improved prices (0.9%).  The lower sales volumes were due primarily to lower demand for our SBM products in North America, partially offset by higher global demand for our SCC products.  Sales volumes in emerging regions increased approximately 9% compared with the prior year quarter.  Sales in the third quarter decreased 3.2% compared with the 2010 second quarter due primarily to lower sales volumes, partially offset by improved pricing.

Construction spending continued to grow in the third quarter in emerging regions including Latin America, the Middle East, India, Southeast Asia, and China.  In the United States and certain countries in Europe, however, overall construction spending decreased in the third quarter compared with the prior year quarter.  The most recent industry data indicates that third quarter commercial construction starts in the U.S. were down approximately 15% from the prior year.  U.S. Census Bureau data shows that third quarter residential housing starts increased approximately 1% from the prior year quarter.

Grace Construction Products continues to invest for growth in the emerging regions and expects to begin operations at three new manufacturing locations in China, Vietnam, and Panama in the 2010 fourth quarter.

Sales of this operating segment are reported by geographic region as follows:

•                  Americas - sales to customers in the Americas were $113.0 million in the third quarter, a decrease of 5.4% from the prior year quarter due primarily to weak customer demand for SBM products in North America.  Sales in Latin America increased 28.2% due primarily to improved pricing, sales to new customers, and better product penetration.  Overall sales in the Americas decreased $3.1 million, or 2.7%, from the 2010 second quarter.

•                  Europe — sales to customers in Europe, the Middle East, Africa and India were $69.2 million in the third quarter, a decrease of 12.5% from the prior year quarter, due primarily to continued weak customer demand for SCC products in Western Europe. Sales in this region decreased $5.8 million, or 7.7%, from the 2010 second quarter.

•                  Asia — sales to customers in Asia (excluding India), Australia and New Zealand were $41.6 million in the third quarter, an increase of 15.2% from the prior year quarter.

Sales increased due primarily to higher sales volumes to new and existing customers throughout the region.  Sales in this region increased $1.6 million, or 4.0%, from the 2010 second quarter.

Gross profit percentage was 35.7% in the third quarter compared with 37.9% in the prior year quarter and 35.0% in the 2010 second quarter.  The decrease in gross profit percentage compared with the prior year quarter is due primarily to higher raw material costs and lower operating leverage, partially offset by improved prices.  Segment operating income for the third quarter was $28.3 million compared with $34.4 million for the prior year quarter, a 17.7% decrease.  The decrease was due primarily to lower sales volumes and gross profit percentage, partially offset by cost savings from restructuring actions.  Segment operating margin was 12.6% compared with 14.7% in the prior year quarter and 11.1% in the 2010 second quarter.

Sales of the Grace Construction Products operating segment for the nine months decreased 3.1% compared with the prior year period.  Gross profit percentage was 35.2% compared with 36.0% in the prior year period.  Segment operating income of Grace Construction Products was $69.6 million, a decrease of 13.9% compared with the prior year period.  Segment operating margin was 10.7% compared with 12.0% in the prior year period.  Lower sales and operating income were due primarily to continued weak customer demand in North America and Europe and raw material inflation, partially offset by increased sales in emerging regions.

Pension Expense

Defined benefit pension expense for the third quarter was $19.1 million compared with $21.5 million for the prior year quarter, an 11.2% decrease.  The decrease in costs was due primarily to strong pension plan asset performance in the U.S. in 2009.

Interest and Income Taxes

Interest expense was $10.2 million for the third quarter compared with $9.7 million for the prior year quarter.  The annualized weighted average interest rate on pre-petition obligations for the third quarter was 3.6%.

Income taxes are recorded at a global effective rate of approximately 31% before considering the effects of certain non-deductible Chapter 11 expenses, changes in uncertain tax positions and other discrete adjustments.

Grace has not been required to pay U.S. Federal income taxes in cash in recent years since available tax deductions and credits fully offset U.S. taxable income.  Income taxes in foreign jurisdictions are generally paid in cash.  Taxes paid in cash for the nine months were $21.8 million.  Grace expects to generate significant U.S. Federal net operating losses upon emergence.

Cash Flow Performance Measure

Adjusted Operating Cash Flow (see note A to Chart 2) was $228.0 million for the nine months compared with $327.3 million in the prior year period.  Net working capital days were 56, a decrease of three days from the prior year quarter.  The prior year period benefited from a significant reduction of net working capital.  Capital expenditures for the nine months were $69.0 million compared with $53.6 million for the prior year period.  Grace is making strategic capital investments to add capacity for high-margin and high-growth products, including the recently announced manufacturing expansion to support growth in the renewable fuels industry and the construction of multiple manufacturing sites for Grace Construction Products in emerging regions.

Chapter 11 Proceedings

On April 2, 2001, Grace and 61 of its United States subsidiaries and affiliates, including its primary U.S. operating subsidiary W. R. Grace & Co.—Conn., filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) in order to resolve Grace’s asbestos-related liabilities.

On September 19, 2008, Grace filed a Joint Plan of Reorganization (as since amended, the “Plan”) as well as several associated documents, including a disclosure statement, with the Bankruptcy Court.  See Grace’s most recent periodic reports filed with the SEC for a detailed description of the Plan.

Confirmation hearings on the Plan concluded in January 2010.  Confirmation and consummation of the Plan are now subject to the findings of the Bankruptcy Court and the District Court for the District of Delaware and the satisfaction of other conditions set forth in the Plan, many of which are outside Grace’s control.  Until such findings are made and the conditions to consummation of the Plan are satisfied or waived, the timing of Grace’s emergence from Chapter 11 will be uncertain.  Grace is preparing to consummate the Plan as quickly as practicable following receipt of a confirmation order from the Bankruptcy Court and the District Court.

2010 Outlook Update

Higher sales; Higher Adjusted EBIT

Grace is updating its 2010 outlook consistent with its guidance policy.  As of October 21, 2010, Grace expects 2010 sales to be $2.64 to $2.66 billion, compared with $2.60 to $2.65 billion in its July 22nd outlook.

Grace expects 2010 Adjusted EBIT to be $315 to $325 million, compared with $300 to $315 million in its July 22nd outlook. Grace expects 2010 Adjusted EBITDA to be $430 to $440 million, compared with $415 to $435 million in its July 22nd outlook.

Grace is unable to make a reasonable estimate of the income effects of the consummation of the Plan because the value of certain consideration payable to the asbestos trusts under the Plan (primarily the deferred payments and the warrants) will not ultimately be determined until the effective date of the Plan, the timing of which is uncertain.  When the Plan is consummated, Grace expects to record income from the reduction of asbestos related liabilities, net of interest expense on the initial payments to the asbestos trusts, expense relating to the costs of consummating the Plan and the income tax effects of these items.

Investor Call

Grace will discuss these results during an investor conference call and webcast today starting at 12:00 p.m. ET.  To access the call and webcast, interested participants should go to the Investor Information — Investor Presentations portion of the company’s website, www.grace.com, and click on the webcast link.

Those without access to the Internet can listen to the remarks and Q&A by dialing +1.866.362.5158 (international callers dial +1.617.597.5397) and entering conference ID #29865249.  Investors are advised to access the call at least ten minutes early in order to register.  An audio replay will be available from 3:00 p.m. ET on October 21 until 11:59 p.m. ET on October 28.  The replay will be accessible by dialing +1.888.286.8010 (international callers dial +1.617.801.6888) and entering conference call ID #25231863.

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Grace is a leading global supplier of catalysts and other products to petroleum refiners; catalysts for the manufacture of plastics; silica-based engineered and specialty materials for a wide range of industrial applications; sealants and coatings for food and beverage packaging, and specialty chemicals, additives and building materials for commercial and residential construction. Founded in 1854, Grace has operations in over 40 countries. For more information, visit Grace’s web site at www.grace.com.

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This announcement contains forward-looking statements, that is, information related to future, not past, events. Such statements generally include the words “believes,” “plans,” “intends,” “targets,” “will,” “expects,” “suggests,” “anticipates,” “outlook,” “continues” or similar expressions. Forward-looking statements include, without limitation, all statements regarding our Chapter 11 case; expected financial positions; results of operations; cash flows; financing plans; business strategy; budgets; capital and other expenditures; competitive positions; growth opportunities for existing products; benefits from new technology and cost reduction initiatives, plans and objectives; and markets for securities. For these statements, Grace claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Like other businesses, Grace is subject to risks and uncertainties that could cause our actual results to differ materially from our projections or that could cause other forward-looking statements to prove incorrect. Factors that could cause actual results to materially differ from those contained in the forward-looking statements include, without limitation: developments affecting Grace’s bankruptcy, proposed plan of reorganization and settlements with certain creditors, the cost and availability of raw materials and energy, developments affecting Grace’s unfunded pension obligations, risks related to foreign operations, especially in emerging regions, the effectiveness of our research and development and growth investments, our legal and environmental proceedings, costs of compliance with environmental regulation and those factors set forth in Grace’s most recent Annual Report on Form 10-K, quarterly report on Form 10-Q and current reports on Form 8-K, which have been filed with the Securities and Exchange Commission and are readily available on the Internet at www.sec.gov. Reported results should not be considered as an indication of future performance. Readers are cautioned not to place undue reliance on Grace’s projections and forward-looking statements, which speak only as of the date thereof. Grace undertakes no obligation to publicly release any revision to the projections and forward-looking statements contained in this announcement, or to update them to reflect events or circumstances occurring after the date of this announcement.

Chart 1

W. R. Grace & Co. and Subsidiaries

Consolidated Statements of Operations (unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
In millions, except per share amounts	2010	2009	2010	2009

Net sales	$682.1	$753.6	$1,982.0	$2,146.7
Cost of goods sold	436.6	491.1	1,278.3	1,470.6
Gross profit	245.5	262.5	703.7	676.1

Selling, general and administrative expenses	123.9	136.7	376.2	425.8
Restructuring expenses and related asset impairments	5.7	1.9	9.1	26.9
Gain on sales of product lines	—	(22.2)	—	(22.2)
Research and development expenses	14.8	16.6	44.9	52.8
Defined benefit pension expense	19.1	21.5	57.3	63.9
Interest expense and related financing costs	10.2	9.7	31.1	28.5
Provision for environmental remediation	—	0.4	—	1.1
Chapter 11 expenses, net of interest income	3.6	18.4	14.4	36.4
Equity in (earnings) losses of unconsolidated affiliates	(1.7)	—	(13.0)	0.6
Other (income) expense, net	(2.1)	5.1	0.2	10.6
Total costs and expenses	173.5	188.1	520.2	624.4
Income before income taxes	72.0	74.4	183.5	51.7
Provision for income taxes	(17.1)	(23.6)	(20.9)	(17.0)
Net income	54.9	50.8	162.6	34.7
Less: Net income attributable to noncontrolling interests	—	(6.4)	(0.4)	(9.9)
Net income attributable to W. R. Grace & Co. shareholders	$54.9	$44.4	$162.2	$24.8

Basic earnings per share:
Net income attributable to W. R. Grace & Co. shareholders	$0.75	$0.61	$2.23	$0.34
Weighted average number of basic shares	72.8	72.2	72.7	72.2

Diluted earnings per share:
Net income attributable to W. R. Grace & Co. shareholders	$0.74	$0.61	$2.17	$0.34
Weighted average number of diluted shares	74.3	72.9	74.6	72.3

Chart 2

W. R. Grace & Co. and Subsidiaries

Analysis of  Operations (unaudited)

	Three Months Ended September 30,					Nine Months Ended September 30,
(in millions)	2010	2009	$ Change	% Change		2010	2009	$ Change	% Change
Net sales:
Grace Davison	$458.3	$518.9	$(60.6)	(11.7)%		$1,330.4	$1,474.6	$(144.2)	(9.8)%
Refining Technologies	189.6	267.9	(78.3)	(29.2)%		540.6	791.5	(250.9)	(31.7)%
Materials Technologies	171.5	164.3	7.2	4.4%		506.6	445.2	61.4	13.8%
Specialty Technologies	97.2	86.7	10.5	12.1%		283.2	237.9	45.3	19.0%

Grace Construction Products	223.8	234.7	(10.9)	(4.6)%		651.6	672.1	(20.5)	(3.1)%
Americas	113.0	119.5	(6.5)	(5.4)%		333.4	351.2	(17.8)	(5.1)%
Europe	69.2	79.1	(9.9)	(12.5)%		203.5	222.1	(18.6)	(8.4)%
Asia Pacific	41.6	36.1	5.5	15.2%		114.7	98.8	15.9	16.1%
Total Grace net sales	$682.1	$753.6	$(71.5)	(9.5)%		$1,982.0	$2,146.7	$(164.7)	(7.7)%
Net sales by region:
North America	$215.3	$250.1	$(34.8)	(13.9)%		$633.5	$750.7	$(117.2)	(15.6)%
Europe Middle East Africa	268.3	294.7	(26.4)	(9.0)%		789.8	815.7	(25.9)	(3.2)%
Asia Pacific	125.2	146.2	(21.0)	(14.4)%		348.5	399.5	(51.0)	(12.8)%
Latin America	73.3	62.6	10.7	17.1%		210.2	180.8	29.4	16.3%
Total net sales by region	$682.1	$753.6	$(71.5)	(9.5)%		$1,982.0	$2,146.7	$(164.7)	(7.7)%

Profitability performance measures:
Adjusted EBIT (A)(B)(C)
Grace Davison segment operating income	$103.3	$93.3	$10.0	10.7%		$297.5	$215.1	$82.4	38.3%
Grace Construction Products segment operating income	28.3	34.4	(6.1)	(17.7)%		69.6	80.8	(11.2)	(13.9)%
Corporate support functions (including performance based compensation)	(16.7)	(15.7)	(1.0)	(6.4)%		(47.7)	(42.1)	(5.6)	(13.3)%
Other corporate costs (including environmental remediation)	(4.4)	(10.5)	6.1	58.1%		(15.3)	(21.4)	6.1	28.5%
Defined benefit pension expense (C)	(19.1)	(21.5)	2.4	11.2%		(57.3)	(63.9)	6.6	10.3%
Adjusted EBIT	91.4	80.0	11.4	14.3%		246.8	168.5	78.3	46.5%
Chapter 11- and asbestos-related costs, net	(3.8)	(22.8)	19.0	83.3%		(24.1)	(94.5)	70.4	74.5%
Restructuring expenses and related asset impairments	(5.7)	(1.9)	(3.8)	NM		(9.1)	(26.9)	17.8	66.2%
Gain on sales of product lines	—	22.2	(22.2)	(100.0)%		—	22.2	(22.2)	(100.0)%
Interest expense and related financing costs	(10.2)	(9.7)	(0.5)	(5.2)%		(31.1)	(28.5)	(2.6)	(9.1)%
Interest income of non-Debtor subsidiaries	0.3	0.2	0.1	50.0%		0.6	1.0	(0.4)	(40.0)%
Provision for income taxes	(17.1)	(23.6)	6.5	27.5%		(20.9)	(17.0)	(3.9)	(22.9)%
Net income attributable to W.R. Grace & Co. shareholders	$54.9	$44.4	$10.5	23.6%		$162.2	$24.8	$137.4	NM

Chapter 11- and asbestos-related costs, net:
Chapter 11 expenses, net of filing entity interest income	$3.6	$18.4	$(14.8)	(80.4)%		$14.4	$36.4	$(22.0)	(60.4)%
Legal defense costs	0.1	0.8	(0.7)	(87.5)%		0.1	35.5	(35.4)	(99.7)%
Asbestos administration costs	1.3	1.3	—	—%		4.8	5.8	(1.0)	(17.2)%
Provision for environmental remediation related to asbestos	—	2.6	(2.6)	(100.0)%		—	4.8	(4.8)	(100.0)%
D&O insurance cost related to Chapter 11	0.8	0.8	—	—%		2.6	2.5	0.1	4.0%
Chapter 11 financing related (D):
Translation effects- intercompany loans	(35.2)	(16.7)	(18.5)	(110.8)%		19.0	(18.6)	37.6	NM
Value of currency forward contracts - intercompany loans	30.9	14.6	16.3	111.6%		(20.7)	23.9	(44.6)	(186.6)%
Certain other currency translations costs, net	2.2	1.0	1.2	120.0%		3.8	5.4	(1.6)	(29.6)%
COLI income, net	0.1	—	0.1	100.0%		0.1	(1.2)	1.3	108.3%
Chapter 11- and asbestos-related costs, net:	$3.8	$22.8	$(19.0)	(83.3)%		$24.1	$94.5	$(70.4)	(74.5)%

Profitability performance measures:
Gross profit percentage:
Grace Davison	36.3%	33.6%	NM	2.7	pts	35.9%	29.6%	NM	6.3	pts
Grace Construction Products	35.7%	37.9%	NM	(2.2	)pts	35.2%	36.0%	NM	(0.8	)pts
Total Grace	36.0%	34.8%	NM	1.2	pts	35.5%	31.5%	NM	4.0	pts

Adjusted EBIT and Adjusted EBITDA:
Adjusted EBIT	$91.4	$80.0	$11.4	14.3%		$246.8	$168.5	$78.3	46.5%
Depreciation and amortization	27.2	28.2	(1.0)	(3.5)%		86.9	84.5	2.4	2.8%
Adjusted EBITDA	$118.6	$108.2	$10.4	9.6%		$333.7	$253.0	$80.7	31.9%

Operating margin as a percentage of sales: (B)(C)
Grace Davison segment operating income	22.5%	18.0%	NM	4.6	pts	22.4%	14.6%	NM	7.8	pts
Grace Construction Products segment operating income	12.6%	14.7%	NM	(2.0	)pts	10.7%	12.0%	NM	(1.3	)pts
Adjusted EBIT	13.4%	10.6%	NM	2.8	pts	12.5%	7.8%	NM	4.6	pts
Adjusted EBITDA	17.4%	14.4%	NM	3.0	pts	16.8%	11.8%	NM	5.1	pts

Chart 2

W. R. Grace & Co. and Subsidiaries

Analysis of Operations (unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,
(in millions)	2010	2009	$ Change	% Change	2010	2009	$ Change	% Change
Cash flow performance measure:
Net income attributable to W.R. Grace & Co. shareholders	$54.9	$44.4	$10.5	23.6%	$162.2	$24.8	$137.4	NM
Chapter 11- and asbestos-related costs, net	3.8	22.8	(19.0)	(83.3)%	24.1	94.5	(70.4)	(74.5)%
Restructuring expenses and related asset impairments	5.7	1.9	3.8	NM	9.1	26.9	(17.8)	(66.2)%
Gain on sales of product lines	—	(22.2)	22.2	100.0%	—	(22.2)	22.2	100.0%
Interest expense and related financing costs	10.2	9.7	0.5	5.2%	31.1	28.5	2.6	9.1%
Interest income of non-Debtor subsidiaries	(0.3)	(0.2)	(0.1)	(50.0)%	(0.6)	(1.0)	0.4	40.0%
Provision for income taxes	17.1	23.6	(6.5)	(27.5)%	20.9	17.0	3.9	22.9%
Adjusted EBIT	91.4	80.0	11.4	14.3%	246.8	168.5	78.3	46.5%
Depreciation and Amortization	27.2	28.2	(1.0)	(3.5)%	86.9	84.5	2.4	2.8%
Adjusted EBITDA	118.6	108.2	10.4	9.6%	333.7	253.0	80.7	31.9%
Defined benefit pension expense	19.1	21.5	(2.4)	(11.2)%	57.3	63.9	(6.6)	(10.3)%
Change in net working capital	(25.2)	20.7	(45.9)	NM	(50.5)	87.6	(138.1)	(157.6)%
Change in other assets and liabilities	14.0	42.3	(28.3)	(66.9)%	(43.5)	(23.6)	(19.9)	(84.3)%
Capital expenditures	(26.8)	(17.1)	(9.7)	(56.7)%	(69.0)	(53.6)	(15.4)	(28.7)%
Adjusted Operating Cash Flow	$99.7	$175.6	$(75.9)	(43.2)%	$228.0	$327.3	$(99.3)	(30.3)%

Calculation of Adjusted EBIT return on invested capital (trailing four quarters):
Adjusted EBIT	$307.3	$220.4
Invested Capital:
Trade accounts receivable	420.6	442.1
Inventories	267.4	261.2
Accounts payable	(217.7)	(177.6)
	470.3	525.7
Other current assets	88.1	75.3
Properties and equipment, net	673.8	686.6
Goodwill and other intangible assets	116.6	120.2
Investments in unconsolidated affiliates	58.4	7.4
Other assets	100.4	112.6
Other current liabilities	(262.1)	(297.1)
Other liabilities	(58.8)	(69.9)
Total Invested Capital (E)	$1,186.7	$1,160.8

Adjusted EBIT return on invested capital	25.9%	19.0%

Amounts may not add due to rounding.

Note (A): In the above chart Grace presents its results of operations by operating segment and for adjusted operations.  Adjusted EBIT means net income adjusted for interest income and expense, income taxes, Chapter 11 - and asbestos - related costs, net, restructuring expenses and related asset impairments and gains and losses on sales of product lines and other investments.  Adjusted EBITDA means Adjusted EBIT adjusted for depreciation and amortization.  Adjusted Operating Cash Flow means Adjusted EBITDA plus pension expense plus or minus the change in net working capital and specified other assets and liabilities minus capital expenditures. Adjusted Operating Cash Flow excludes the cash flow effects of income taxes, defined benefit pension arrangements, Chapter 11- and asbestos related costs, and any restructuring or divestment activities.  Adjusted EBIT Return On Invested Capital means Adjusted EBIT divided by the sum of net working capital, properties and equipment and certain other assets and liabilities.  Grace uses Adjusted EBIT and Adjusted Operating Cash Flow as a performance measure in significant business decisions.  Adjusted EBIT, Adjusted EBITDA, Adjusted Operating Cash Flow and Adjusted EBIT Return On Invested Capital do not purport to represent income measures as defined under United States generally accepted accounting principles, and should not be considered as an alternative to such measures as an indicator of Grace’s performance. These measures are provided to distinguish the operating results of Grace’s current business base from the income and expenses of items related to asbestos and Chapter 11.

Note (B): Grace’s segment operating income includes only Grace’s share of income of consolidated and unconsolidated joint ventures.

Note (C): Defined benefit pension expense includes all defined benefit pension expense of Grace. Grace Davison and Grace Construction Products segment operating income and corporate costs do not include amounts for defined benefit pension expense.

Note (D): Due to its bankruptcy, Grace has had significant intercompany loans between its non-U.S. subsidiaries and its U.S. debtor subsidiaries that are not related to its operating activities. In addition, Grace has accumulated significant cash during its bankruptcy.  The intercompany loans are expected to be paid when Grace emerges from bankruptcy, and excess cash balances are expected to be used to fund a significant portion of Grace’s emergence from bankruptcy.  Accordingly, income and expense items related to the intercompany loans and the cash balances are categorized as Chapter 11- and asbestos- related costs, net.

Note (E): Total invested capital excludes the cash value of life insurance policies, net of policy loans of $5.0 and $4.4 million in other assets in 2010 and 2009, respectively.

NM — Not Meaningful

Chart 3

W. R. Grace & Co. and Subsidiaries

Consolidated Statements of Cash Flows (unaudited)

	Nine Months Ended
	September 30,
In millions	2010	2009
Operating Activities

Net income	$162.6	$34.7
Reconciliation to net cash provided by operating activities:
Depreciation and amortization	86.9	84.5
Equity in (earnings) losses of unconsolidated affiliates	(13.0)	0.6
Provision for income taxes	20.9	17.0
Income taxes (paid), net of refunds	(21.8)	(8.1)
Defined benefit pension expense	57.3	63.9
Payments under defined benefit pension arrangements	(48.6)	(42.5)
Changes in assets and liabilities, excluding effect of foreign currency translation:
Trade accounts receivable	(48.0)	31.8
Inventories	(47.5)	100.6
Accounts payable	40.2	(32.9)
Other accruals and non-cash items	(22.9)	(4.1)
Net cash provided by operating activities	166.1	245.5
Investing Activities
Capital expenditures	(69.0)	(53.6)
Purchase of equity investment	—	(1.5)
Transfer to restricted cash and cash equivalents as collateral for letter of credit facility	(81.1)	—
Proceeds from termination of life insurance policies, net of investing activities	—	68.8
Proceeds from sales of investment securities and debt securities	—	17.7
Proceeds from sales of product lines	—	26.7
Other investing activities	0.5	7.4
Net cash provided by (used for) investing activities	(149.6)	65.5
Financing Activities
Dividends paid to noncontrolling interests in consolidated entities	—	(14.3)
Repayments under credit arrangements	(0.4)	(4.8)
Proceeds from exercise of stock options	7.9	0.6
Other financing activities	1.3	(1.4)
Net cash provided by (used for) financing activities	8.8	(19.9)
Effect of currency exchange rate changes on cash and cash equivalents	1.0	14.2
Increase in cash and cash equivalents	26.3	305.3
Cash and cash equivalents, beginning of period	893.0	460.1
Cash and cash equivalents, end of period	$919.3	$765.4

Chart 4

W. R. Grace & Co. and Subsidiaries

Consolidated Balance Sheets (unaudited)

	September 30,	December 31,
In millions	2010	2009

ASSETS
Current Assets
Cash and cash equivalents	$919.3	$893.0
Restricted cash and cash equivalents as collateral for letter of credit facility	81.1	—
Trade accounts receivable, less allowance of $6.8 (2009- $7.9)	413.3	365.8
Accounts receivable - unconsolidated affiliate	7.3	7.4
Inventories	267.4	220.6
Deferred income taxes	58.7	61.5
Other current assets	88.1	80.4
Total Current Assets	1,835.2	1,628.7

Properties and equipment, net	673.8	690.1
Goodwill	116.6	118.6
Deferred income taxes	887.2	843.4
Asbestos-related insurance	500.0	500.0
Overfunded defined benefit pension plans	33.0	36.7
Investments in unconsolidated affiliates	58.4	45.7
Other assets	105.4	105.0
Total Assets	$4,209.6	$3,968.2

LIABILITIES AND EQUITY (DEFICIT)
Liabilities Not Subject to Compromise
Current Liabilities
Debt payable within one year	$7.4	$10.8
Debt payable - unconsolidated affiliate	1.8	1.8
Accounts payable	210.3	170.1
Accounts payable - unconsolidated affiliate	7.4	4.1
Other current liabilities	274.6	307.9
Total Current Liabilities	501.5	494.7

Debt payable after one year	3.2	0.4
Debt payable - unconsolidated affiliate	12.2	10.5
Deferred income taxes	34.0	34.2
Underfunded and unfunded defined benefit pension plans	622.9	530.4
Other liabilities	40.7	41.4
Total Liabilities Not Subject to Compromise	1,214.5	1,111.6

Liabilities Subject to Compromise
Debt plus accrued interest	903.9	882.0
Income tax contingencies	105.3	117.9
Asbestos-related contingencies	1,700.0	1,700.0
Environmental contingencies	144.0	148.4
Postretirement benefits	181.0	171.2
Other liabilities and accrued interest	136.0	127.6
Total Liabilities Subject to Compromise	3,170.2	3,147.1
Total Liabilities	4,384.7	4,258.7

Equity (Deficit)
Common stock	0.8	0.8
Paid-in capital	453.7	445.8
Accumulated deficit	(13.2)	(175.4)
Treasury stock, at cost	(49.4)	(55.9)
Accumulated other comprehensive loss	(575.7)	(514.5)
Total W. R. Grace & Co. Shareholders’ Equity (Deficit)	(183.8)	(299.2)
Noncontrolling interests	8.7	8.7
Total Equity (Deficit)	(175.1)	(290.5)
Total Liabilities and Equity (Deficit)	$4,209.6	$3,968.2

Chart 5

W. R. Grace & Co. and Subsidiaries

Adjusted Earnings Per Share (unaudited)

	Three Months Ended September 30, 2010
	Pre-Tax	Tax	After-Tax at Actual Rate	Per Share
Diluted Earnings Per Share (GAAP)				$0.74

Restructuring charges and related asset impairments	$5.7	$1.5	$4.2	0.06
Chapter 11- and asbestos-related costs, net	3.8	0.9	2.9	0.04

Discrete tax items, including adjustments to uncertain tax positions		6.9	(6.9)	(0.09)

Adjusted Diluted Earnings Per Share (non-GAAP) (A)				$0.75

	Three Months Ended September 30, 2009
	Pre-Tax	Tax	After-Tax at Actual Rate	Per Share
Diluted Earnings Per Share (GAAP)				$0.61

Restructuring charges and related asset impairments	1.9	0.5	1.4	0.02
Chapter 11- and asbestos-related costs, net	22.8	6.0	16.8	0.23
Gain on sales of product lines	(22.2)	(7.8)	(14.4)	(0.20)

Discrete tax items, including adjustments to uncertain tax positions		0.1	(0.1)	—

Adjusted Diluted Earnings Per Share (non-GAAP) (A)				$0.66

Note (A): In the above chart Grace presents its Adjusted Diluted Earnings Per Share (EPS). Adjusted EPS means Diluted EPS adjusted for restructuring expenses and related asset impairments, Chapter 11- and asbestos-related costs, net, gains on sales of product lines and certain discrete tax items.  Adjusted  EPS does not purport to represent Diluted EPS as defined under United States generally accepted accounting principles, and should not be considered as an alternative to such measures as an indicator of Grace’s performance. This measure is provided to distinguish the operating results of Grace’s current business base from the income and expense items related to restructuring expenses and related asset impairments, Chapter 11- and asbestos-related costs, net, gains on sales of product lines and certain discrete tax items.